UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
August 1, 2006
INTERNATIONAL LEASE FINANCE CORPORATION
(Exact name of registrant as specified in its charter)

CALIFORNIA	1-31616	22-3059110
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
10250 Constellation Boulevard, Suite 3400
Los Angeles, California 90067
(Address of principal executive offices, including zip code)
(310) 788-1999
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review
On August 1, 2006, management of International Lease Finance Corporation (“ILFC”, “we” or “our”) concluded that it was necessary to restate the financial statements and other financial information of ILFC for the year ended December 31, 2005 and for each of the quarters therein, and for the quarter ended March 31, 2006. The restatement relates to the correction of our accounting treatment for certain derivative transactions under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted (“SFAS 133”). The errors relate to the accounting for two cross currency swaps designated as hedges of ILFC’s foreign currency denominated debt, both designated in January 2005. In light of the restatement, investors should no longer rely on our previously filed annual and quarterly financial statements for the year ended December 31, 2005, and the quarter ended March 31, 2006, as included in our Form 10-K and Forms 10-Q for the respective periods. We expect to file an amended Form 10-K for the year ended December 31, 2005 and amended Form 10-Q for the quarter ended March 31, 2006, on or before August 14, 2006. The amended Form 10-K will include restated quarterly financial information for each of the quarterly periods within 2005. Information disclosed in this Item 4.02 has been discussed by management with ILFC’s independent registered public accountants, PricewaterhouseCoopers LLP.
In addition to correcting our accounting for derivatives described above, we will also include in the restatement adjustments for certain other errors, some of which relate to periods prior to 2005. These errors were not material individually or in the aggregate to any previously issued quarterly or annual financial statements. Further, the cumulative impact of the errors relating to periods prior to 2005 which will be recorded in the restated quarterly financial information for the first quarter of 2005, are not material to either that quarter or to the restated annual 2005 financial statements.
Hedge accounting was not applied to these derivatives in the consolidated financial statements of our parent, American International Group Inc. (“AIG”), as they were entered into with another AIG subsidiary. Accordingly, the restatement for these derivatives will have no effect on AIG’s previously filed financial statements.
Derivative Instruments
ILFC enters into derivative instruments to hedge interest rates and foreign currency risks. We have a material weakness in internal control over financial reporting related to derivatives, as previously disclosed in our filings on Form 10-K and Form 10-Q. As part of our remediation efforts of this material weakness, we discovered errors related to two cross currency swaps designated as hedges of our foreign currency denominated debt, both designated in January 2005. The errors relate to our incorrect selection of the methodology used to measure the ineffectiveness in the hedging relationship. The swaps might have qualified for hedge accounting had we designated and selected a different measurement methodology when calculating the ineffectiveness; however, SFAS 133 does not allow for subsequent documentation modifications or for changes in methods of calculating ineffectiveness. Because these swaps do not qualify for hedge accounting, we will be required to record all changes in the fair value of the two cross currency swaps in income.
Effect of the Restatement
The correction of our accounting treatment to the cross currency swaps does not adversely affect our financial position and has no effect on total shareholders’ equity. Although the hedge accounting correction does affect our net income for each of the quarters in 2005, it has no material impact on our net income for the year ended December 31, 2005. Although the economics of the hedge transactions are not affected, the corrections will significantly increase inter-period volatility due to the non-qualification of hedge accounting treatment under SFAS 133. Thus, the effect on net income will differ from period to period. In addition, we are adjusting net income for each period for other out-of-period adjustments.

Currently we estimate that the effect of the restatement on net income and shareholders’ equity will be as set forth below. This estimate is subject to further review by us and our independent registered public accountants and, accordingly, is subject to change.

					For the Year	For the Quarter
	For Quarters Ended and At				Ended and At	Ended and At
	March 31,	June 30,	September 30,	December 31,	December 31,	March 31,
Increase (Decrease)	2005	2005	2005	2005	2005	2006
	Dollars in Thousands
Consolidated Statements of Income:
Lease revenue	$18,660	$2,395	$11,522	$(50,754)	$(18,177)	$17,229
Flight equipment marketing, interest and other	(7,707)	6,447	52	1,208	—	(1,053)
Interest expense	(36,536)	46,044	(33,029)	(15,425)	(38,946)	(18,597)
Depreciation	—	—	(8,726)	8,726	—	—
Provision for overhauls	16,273	2,859	6,903	(26,035)	—	—
Selling, general and administrative expense	(2,377)	2,759	(211)	(3,179)	(3,008)	(141)
Income before taxes	33,593	(42,820)	46,637	(13,633)	23,777	34,914
Net income	$21,742	$(27,715)	$30,185	$(8,823)	$15,389	$22,597

Shareholders’ Equity:
Accumulated other comprehensive income	$(23,748)	$6,180	$(15,289)		$(25,315)	$(37,403)
Retained earnings	21,742	(5,973)	24,212		15,389	37,986
Total shareholders’ equity	$(2,006)	$207	$8,923		$(9,926)	$583

     Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERNATIONAL LEASE FINANCE CORPORATION
By:	/s/ Alan H. Lund
Alan H. Lund
Vice Chairman and Chief Financial Officer

DATED: August 4, 2006